Exhibit 99

Orient-Express Hotels Ltd.

Orient-Express Hotels owns or part-owns, and mostly manages, 49 leisure properties in 25 countries. Thirty-eight are hotels ranging across five continents, from the Hotel Cipriani in Venice to the Mount Nelson in Cape Town, the Copacabana Palace in Rio de Janeiro, the Observatory in Sydney, and Charleston Place in Charleston, S.C.

Restaurants include ‘21’ Club in New York, Le Manoir aux Quat’Saisons in Oxfordshire, England, La Cabaña in Buenos Aires and Harry’s Bar (a private club) in London. Six tourist trains include the legendary Venice Simplon-Orient-Express in Europe and the Eastern & Oriental Express in Asia. The company also part-owns and manages PeruRail in Peru, which operates the Cuzco-Machu Picchu train service used by nearly every tourist to Peru (there are no roads to the famous Inca ruins and otherwise it is a four-day hike). The m.v. Road To Mandalay provides luxury cruises on the Irrawaddy River in Myanmar.

The company started in 1976 as the leisure division of Sea Containers Ltd. and was later incorporated as Orient-Express Hotels Ltd., a Bermuda company. Orient-Express Hotels was floated on the New York Stock Exchange in August, 2000. Sea Containers presently owns 25% of the company and plans to sell its remaining shares in due course.

Orient-Express Hotels seeks out unique properties which have expansion potential. It owns or part-owns its properties because it believes that equity returns are greater than simply management fee income. Increases in property values allow the company to increase funding against those assets and thus fuel expansion. The unique nature of the assets insulates against competition and therefore allows greater pricing flexibility.

The company avoids the use of a chain brand. Thus, none of its properties are branded “Orient-Express” (except the train and safari camps). Management believes that discriminating travelers will choose an individual property of fame in priority to a chain brand. In the few locations where the company competes with de luxe brand chains (Venice, Lisbon and Rio de Janeiro are examples) it achieves up to 40% higher average rates than the chain brand hotels.

Financial highlights

	2004	2003	Change %
	$000	$000

Revenue	357,284	315,863	13

EBITDA(1) (2)	79,016	69,130	14

Net earnings (2)	28,222	23,609	20

Earnings per common share (2)	$0.82	$0.76	8

Number of shares (million)	34.30	31.14	10

(1) See page 15.

(2) Includes in 2003 a gain on sale of hotel asset of $4,250,000.

Chairman’s message

April 1, 2005

Dear Shareholder

2004 was a year of excellent earnings growth for your company. Excluding the gain on sale of a hotel in 2003, net earnings in 2004 were 46% higher than in 2003, reaching $28.2 million ($0.82 per common share) on revenue of $357.3 million. Revenue was up 13% from the prior year. This having been said, our net earnings still did not surpass the $40 million of 2000, nor do they take into account the capital investment made since 2000, so there is considerable upside to come. As revenue rises through increased occupancy and higher rates, a greater proportion will fall to the bottom line. This is one of the reasons why a 13% revenue gain translated into a 46% net earnings increase in 2004.

                Our key financial indicators for 2004 were: a RevPAR of $213 vs. $184 in 2003, an increase of 16%; EBITDA was $79 million vs. $65 million (excluding gain on sale of a hotel); long-term debt (excluding the current portion) to equity ratio was 1:1 with current assets equalling current liabilities; year-end cash and undrawn credit facilities were $98 million compared with $149 million at the end of 2003.

                The company made a number of new investments in 2004 plus the major investment in the Grand Hotel Europe in St Petersburg, Russia in February, 2005. In addition, it invested $65 million in existing properties. Because of the cash expended in connection with these transactions, it was deemed prudent to enlarge the capital base in March, 2005 by selling 5.05 million class A common shares at $25.54 per share. This should give the company the freedom to make further attractive acquisitions and capital improvements in coming years, while maintaining balance in the company’s key financial ratios.

                In addition to the Grand Hotel Europe investment in early 2005, the company in 2004 committed $8 million through a convertible loan to the Pansea group in Southeast Asia (EBITDA of Pansea doubled in 2004 over 2003 to $2.4 million), we acquired El Encanto in Santa Barbara, California in November, 2004 for $26 million and we bought a 50% interest in Afloat in France in May, 2004 for $3 million (with an option to acquire the other 50%). All these acquisitions fit the company’s strategy of only investing in unique properties. The list of investments in existing properties is too long to recite here, but needless to say, we believe it will convert quickly into increased profitability.

                Our diversity of investment by region and product (hotels, restaurants and tourist trains) has served us well. While European hotel earnings in 2004 were flat due to the strength of the euro and British pound, earnings from tourist trains soared and made Europe as a whole significantly more profitable in 2004 than in 2003. All other regions outperformed 2003 in 2004 but in making this comparison we need to take into account the SARS epidemic and the Iraq war in 2003 which both affected travel.

                We are particularly pleased with our investments in Latin America. Travel to Peru, Brazil, Argentina and Mexico where we have properties, has increased not only from the US but from Europe and by nationals living in Latin America. We are currently looking at three hotel acquisitions in Latin America but it is too early to say whether any will come to fruition. Our luxury tourist train, the Hiram Bingham, introduced in 2004 on the Cuzco-Machu Picchu route in Peru, has proven very popular. Our plan to convert the Lake Titicaca steamer ss. Ollanta into an overnight cruise ship has been abandoned as the cost of conversion proved to be too high, so the vessel will be retained in its present state for day excursions. We own a property in the Colca Canyon in Peru which is earmarked for development into a hotel when access problems can be resolved. This spectacular valley is the home of the condor, the largest bird in the world.

                In North America, the focus of our attention is our residential village development at La Samanna in St Martin, addition of rooms at Maroma Resort and Spa on the Riviera Maya in Mexico, construction of an annex for conferences and banqueting at the Windsor Court in New Orleans and renovation of El Encanto in Santa Barbara, California.

                In Europe, the restoration of the Hotel Caruso in Ravello, Italy is well advanced and the hotel will reopen this summer. The Grand Hotel Europe in St Petersburg is in excellent physical condition but we will want to redecorate the property.

                No significant investment is required in 2005 in our South Pacific hotels following completion of improvements to Bora Bora Lagoon Resort & Spa and Lilianfels. In Asia, Pansea will be opening the Ubud Hanging Gardens Hotel in Bali in July and is currently completing a renovation of its Jimbaran Puri beach hotel also in Bali.

                We are acquiring a 50% interest in the Royal Scotsman tourist train in April, 2005 for $2.7 million and have an option to acquire the other 50%.

                We continue to follow two policies that differentiate us from many of our competitors. We do not manage properties unless we hold an equity interest, usually 50% or more, in them. We do this for two reasons. First, we want to realize the benefit of increasing property values and secondly we want to decide on physical improvements. When management and ownership are divorced the two interests are not always in alignment. Second, we do not brand our properties “Orient-Express” but instead promote them under their individual names which we believe adds value through exclusiveness and rate setting. We do, however, centrally market the properties through the Orient-Express Hotels, Trains & Cruises trade name.

                Our largest shareholder, Sea Containers Ltd., has recently sold down part of its holding in conjunction with our primary share issue, and now owns 25% of Orient-Express Hotels.  Sea Containers has indicated that its intention is to exit entirely its investment in Orient-Express Hotels in due course.

                Our results for 2004 were achieved through the hard work of our 5,500 staff in 25 countries. In recognition of his formative role in the company, Dr Natale Rusconi, General Manager of the Hotel Cipriani in Venice (our first hotel) and the person who introduced me to the hotel business, was made a Vice President in 2004. David C Williams was promoted to Vice President – Sales and Marketing during the year.

                Barring unforeseen events, 2005 and 2006 appear to be very promising for your company.

Sincerely,

James B. Sherwood

Chairman & Founder

President’s overview of performance

Hotels: Europe

Same store RevPAR in local currency was up 2% allowing us no more than to hold ground against inflation. As a result EBITDA on a same store basis was flat at about $30 million (the 2003 results include over $3 million of EBITDA from the Hotel Quinta do Lago generated during the year prior to its sale). Given the difficult trading conditions at many of our hotels we are quite pleased with this performance. The strength of the euro, up another 11% over the year, continues to be a challenge and has reduced the percentage of U.S. guests to about 25%, well down from historic levels. Our U.S. bookings showed some growth in 2004 but there is unlikely to be a major recovery with the dollar so weak.

Our most exciting development is that in February 2005 we acquired the majority interest in the Grand Hotel Europe, St Petersburg (301 keys) – the residual 6% continues to be owned by the City of St Petersburg. This is Russia’s most famous hotel and recently celebrated its 130th birthday. It is located in the heart of the city on Nevsky Prospekt attracting both tourists and business travelers. In 2004 it generated EBITDA of about $17 million and our investment was made at an EBITDA multiple of about six, so this investment will immediately add to the company’s earnings. In addition it should help us build Russian outbound business for our other properties.

Italy

Work is well advanced at the Hotel Caruso in Ravello and the property should open in a few months’ time for the high season. The hotel really will be stunning with magnificent views out over the Amalfi coast and a spectacular pool set in historic gardens. The design includes a large number of suites, as these are so popular (and profitable) at our other Italian hotels. This project has taken many years to complete due to the strict development regulations in the area. These limitations make it difficult for anybody to add new hotels so over the next few years we are confident our investment in the Caruso will generate very attractive returns.

At the Hotel Cipriani and Palazzo Vendramin (104 keys) EBITDA increased another $0.5 million in spite of the strong euro acting as a deterrent to U.S. guests. We continue to invest in improvements at the hotel. The new spa has been well received and this last winter we have enhanced many rooms by adding balconies and we have created the Dogaressa suite with views overSt Mark’s Square.

The Hotel Splendido and Splendido Mare (81 keys) fully justified our investments of last winter with RevPAR up 15% in euros (26% in dollars) and EBITDA growing by $1 million.

The Villa San Michele (45 keys) had a tougher year and we had to show more flexibility with rates than in the past but EBITDA held at $2.9 million similar to the result in 2003. With so much going on at the Caruso and Cipriani we are not planning any major changes this year at our other Italian hotels.

Spain

The Hotel Ritz (167 keys) showed good progress, increasing its market penetration and revenue share in Madrid. However this was more than offset by a generally weak market that also suffered in the aftermath of the terrorist bomb attacks in the city. We have lifted service standards at the hotel and are now starting to make physical improvements. The lobby and reception area have been refurbished and major works should start on the rooms this summer.

                Our new suites at La Residencia (59 keys) in Mallorca have been a great success with the hotel’s average room rate going up 11% in euros (22% in dollars). This underlines the value of our permits to add up to 20 additional suites. This winter we worked on the central guest areas making improvements to the lounges and adding a new elevator to improve access to the main pool.

Portugal

Portugal had another difficult year with occupancy and EBITDA down at both our hotels. International demand has been affected by the strong euro and domestic demand is lackluster due to a local recession. We hope that we are seeing the bottom of the cycle and are beginning to see bookings pick up.

                Madeira has suffered as a destination and we saw a decline in demand at Reid’s Palace (164 keys) particularly from U.K. tour operators. Even in these hard times the hotel continues to generate 8% EBITDA return on investment with, of course, a much higher return on our equity. To compete better as a destination Madeira needs improved access and we are doing what we can to encourage the authorities to attract one of the low-cost European airlines to provide a service from the U.K.

The Lapa Palace (109 keys) in Lisbon also had a challenging 2004 but demand is starting to pick up and we recently received confirmation that two low-cost airlines will offer a U.K.-Lisbon service from July 2005. Our hotel stands head and shoulders above the competition and should do very well once general demand for Lisbon recovers.

Other European hotels

At Le Manoir aux Quat’Saisons (32 keys), the famed chef Raymond Blanc has great plans for 2005 as it is the 21st birthday of the hotel. He is creating a new Asian garden to provide fresh ingredients for his menu. He and his team’s energy and creativity should continue to stimulate new demand and their effort was rewarded in 2004 with a number of major honors including Best British Hotel (Condé Nast Traveler, U.S.). The restaurant has received a two-star Michelin rating every year for the last 20 years.

Hôtel de la Cité (61 keys) showed a modest improvement in profitability over 2003 helped by a lift in occupancy. During 2004 we refurbished one of the suites in the oldest part of the building to reflect its medieval heritage. We also added terraces to three other suites.

Hotels: North America

(including the Caribbean and Mexico)

The recovery continued in 2004 for North America with same store RevPAR up 8% and EBITDA up 35%. Demand steadily strengthened through the year and in the fourth quarter same store RevPAR was up 18% with demand (and bookings) strong for 2005.

U.S.A.

In November 2004, we broadened our presence in the U.S. with the acquisition of El Encanto Hotel (88 keys) in Santa Barbara for $26 million. This charming hotel is set above the Mission with views over the coast. The purchase price is less than $300,000 per key and includes rights to add another nine keys and to expand the central public areas. We will close the hotel during the low season to start this work. This is our first property in the area and it should help increase awareness of Orient-Express Hotels in the important west coast markets.

EBITDA at the Windsor Court Hotel (324 keys) grew 9% on the back of improved RevPAR and a very effective cost-containment program. The third quarter was affected by Hurricane Ivan, which led to some last minute group cancelations, but the end of the year was particularly strong and this has continued through the early months of 2005. With demand recovering we are pushing ahead with the addition of more meeting space. We also plan to create some club floors and add a spa.

Bookings at Charleston Place (442 keys) look strong for 2005, another sign of demand recovery in the U.S. EBITDA was slightly up for 2004 and we expect further improvement in 2005. Our central reservations in Charleston, which handles all our North American properties and supports our international ones, has developed well with total call volume up 29% for 2004 and conversion at 27% versus an industry average of 22%.

                The new capacity at The Inn at Perry Cabin (81 keys) is starting to generate a return and EBITDA in 2004 was almost 30% up on the prior year. We are adding a dedicated spa facility as the finishing touch to this property. Keswick Hall (48 keys) also showed good progress with hotel EBITDA up 100% over the prior year (albeit off a low base) and strong interest in golf club memberships and the surrounding real estate lots. The new restaurant “Fossett’s” opened in May 2004 and has been a great success with restaurant revenue for July to December 2004 up 67% over 2003. This new restaurant is also allowing us to take larger group bookings as it has freed up the old restaurant area for banqueting and meetings.

Mexico

Maroma Resort and Spa (64 keys) goes from strength to strength. 2004 RevPAR increased 30% over 2003 and EBITDA grew over 70% up to $3.6 million. Margins also improved substantially. The expanded restaurant opened mid-2004 and the magnificent new spa “Kinan” opened towards the end of the year. The Riviera Maya is becoming ever more popular as flights come in from all over the U.S., especially Miami and New York. There is huge demand for our best suites so we plan to add eight super-luxury beachfront ones this year and are also working on plans to develop some villas for private ownership.

Property development

La Samanna (81 keys) on the island of St Martin in the French West Indies had an excellent 2004 with RevPAR, EBITDA and margins all improving in spite of the weak dollar which increased the hotel’s cost structure (the hotel is in French territory so costs are in euros).

Most importantly we attained all of the necessary permits for our first major property development project and broke ground a few months ago. We will develop our land on the Dutch side of the island in two phases with the first, “Cupecoy Village” consisting of 169 condominiums, 60,000sq ft of mixed-use retail and a marina with seven mega-yacht berths. This development will be spread over several years and could generate about $50 million cumulatively in profit on sale of condominiums as well as an ongoing earning stream of about $5 million per annum. It will use just over two thirds of our land parcel on the Dutch side.

                On the French side we have also broken ground and are building 10 luxury cliff-front villas. This project should be complete in the next two years and generate profit on sale of over $10 million. It uses only a small part of our French-side land and we are already working on designs for a further 20 villas on other parcels. In addition to the profit on sale, there will be ongoing earnings from maintenance/service charges and revenue from renting out the villas when not used by the owners.

We look on property development as a growing business for us as it fits well with our company’s image and can make good use of the land bank we have built up over the years. In addition to our projects at La Samanna and Keswick we are working to roll out our development arm at Maroma, The Inn at Perry Cabin and Bora Bora Lagoon Resort & Spa.

Hotels: Rest of the World

2004 was a much better year as all the properties bounced back from a tough 2003 that was affected by both the Iraq War and SARS. Same store RevPAR increased 18% in local currency (29% in dollars) and this translated into much improved EBITDA (up 63%) and stronger margins. At the time of writing, forward bookings are 17% ahead so 2005 should be another strong year.

South America

EBITDA at the Copacabana Palace (222 keys) increased to $9.1 million from $6.6 million in 2003 mostly due to improved occupancy due to growing demand from Europe (particularly the U.K. and Germany). The start of 2005 has also been very strong and bookings are well ahead for the rest of the year.

We have seen a similar pattern in Peru. The Hotel Monasterio (126 keys) and Machu Picchu Sanctuary Lodge (31 keys) combined to generate EBITDA of $6.2 million for our joint venture, up 63% over 2003. The Miraflores Park Hotel (82 keys) in Lima also performed well with RevPAR up 30% over prior year but EBITDA did not greatly increase as we closed the hotel for refurbishment in the fourth quarter. This is now complete and the hotel boasts refurbished rooms, additional elevators, a larger pool and improved restaurant and meeting facilities. As demand to Peru is growing so quickly, it was clearly a good decision to push ahead with these works last year.

Southern Africa

In South Africa our cost structure has been affected by the strength of the rand versus the dollar. In spite of this all of our businesses in the region have done well. Both the Mount Nelson Hotel (226 keys) in Cape Town and The Westcliff (119 keys) in Johannesburg showed marked improvement in profitability in 2004. Among other improvements, we plan to add a spa to each. Orient-Express Safaris

(39 keys) generated EBITDA of $0.2 million in 2004 after suffering a $0.5 million loss in 2003. Bookings are well ahead (again) and we are now offering an air service to the camps from Johannesburg which should make access much easier for our guests.

Australasia

All of our properties in Australasia showed marked improvement as they recovered in 2004 from the downturn in 2003 (primarily due to SARS). At The Observatory Hotel (96 keys) occupancy recovered to 69% from 56% in 2003 and EBITDA increased by almost 70%.

At Lilianfels (85 keys) in the Blue Mountains we finished our refurbishment, adding an outdoor pool and a spa. In the second half of the year the hotel returned immediately to pre-2000 operating levels and bookings are well ahead for 2005.

Bora Bora Lagoon Resort & Spa (79 keys) was a major problem in 2003 generating $1.2 million loss at the EBITDA level. The results have turned around in 2004 with RevPAR up over 50% generating EBITDA of $0.5 million for the year. 2005 looks like another year of improvement but longer term we still face challenges as several new hotels are under construction in the area.

Asia

Our Asian hotel collection is the Pansea group of six properties and our investment during February 2004 looks to have been very well timed as demand has picked up reflecting the recovery of tourism to Southeast Asia.

At Jimbaran Puri (41 keys) in Bali, occupancy grew back to 71% in 2004 versus only 47% in 2003. As a result, revenue and EBITDA both increased to more than 2.5 times the prior year level. In Bali we have under construction Ubud Hanging Gardens (38 keys) that will open mid-2005. This beautiful property is located in the mountains and each room has a private pool. Ubud has always been a popular destination and should be the perfect complement to our existing beachfront hotel.

The Napasai (55 keys) on Koh Samui, Thailand opened during 2004 so it is early days to judge performance. Fortunately Koh Samui island is on the east side of Thailand so it was unaffected by the tsunami or its aftermath.

La Résidence d’Angkor (55 keys) in Siem Reap, La Résidence Phou Vao (34 keys) in Luang Prabang, and The Governor’s Residence (49 keys) in Yangon have all seen substantial gains and Pansea’s total EBITDA has more than doubled over 2003. Our agreement with Pansea includes a convertible loan and the right to buy the company at a future date so we are very encouraged to see the business grow so well.

Restaurants

Our largest investment in stand-alone restaurants is at ‘21’ Club in New York. 2004 was a much stronger year with revenue up 14% and EBITDA $1.2 million ahead of the prior year. The business climate seems more positive as we enter 2005 and we are getting more demand from the investment banking sector that has always been a mainstay for the restaurant.

Our other restaurant investments are much smaller. At La Cabaña in Buenos Aires 2004 was the first full year of operations and the restaurant made a small loss but demand is steadily growing month on month so 2005 should show improvement. Harry’s Bar our joint venture private dining club in London continues to do well.

Trains and Cruises

Our trains and cruises recovered the ground lost in 2003 (due to the Iraq war and SARS) and much more. All of the European trains had an outstanding year and bookings are encouraging for 2005.

EBITDA for our flagship train, the Venice Simplon-Orient-Express, was $4.3 million, more than $2 million ahead of 2003. Most of the demand growth came from the U.K., France and Germany. The U.S. and Japan are still below historic levels so there is clear potential for us to generate more business from these markets. The new Budapest route introduced in 2004 was particularly well received.

Our Pullman train offers day trips out from London. Bookings poured in and EBITDA increased to $2.2 million versus less than $1 million in the prior year. Even more pleasing was our more recently launched Northern Belle train that primarily serves the northern U.K. markets. EBITDA was $1.8 million ($0.3 million in 2003) so we are generating an excellent return on our $9 million total investment.

The Road To Mandalay river cruiser and the Eastern & Oriental Express also bounced back albeit less strongly. 2005 bookings look solid although we did suffer some cancelations following the tsunami last December as some guests combine these trips with holidays at beach resorts that were affected.

Our earnings from PeruRail increased dramatically (up almost $3 million) helped by the success of our new luxury Hiram Bingham rail service that operates between Cuzco and Machu Picchu. Peru is becoming a very popular destination and we have had to invest in additional rolling stock and an extralocomotive to cope with demand.

Based on the strength of these businesses we have invested in two other cruise and train operations during 2004. The first is Afloat in France, which has five luxury canal boats that operate in Burgundy and Provence. Each boat takes between six and 12 guests and several have their own pools. There is an excellent fit with our customer profile and plenty of scope for expansion. We acquired 50% of the business for $3 million and will buy the remaining 50% at a price equivalent to seven times EBITDA in a few years time.

We also agreed to acquire The Royal Scotsman luxury train which runs five to 10 day itineraries around Scotland and the north of England. The deal was structured in a similar way to acquire 50% of the business upfront and then the residual at a multiple (in this case about six times) a few years later. This is attractive to us as it allows us to build the business and helps assure that we have not overpaid.

Outlook for 2005

I look back with some satisfaction at the Outlook section of last year’s annual report. It was clear at that time we were likely to see a recovery with much stronger demand “from the second quarter onwards”. As we expected, results have picked up particularly towards the end of the year and 2004 fourth quarter RevPAR was up 12% in local currency (18% in dollars).

What we could not foresee was the success we would have in finding exciting new acquisitions to add to our portfolio. The Grand Hotel Europe is a very positive addition as it is a large investment at six times EBITDA so it instantly adds to the bottom line. Our ability to locate and complete this sort of deal is a major strength of the company.

Another real positive is the speed with which we have attained the required permits for our first major property development, the villas and condominiums at La Samanna. I expect property developments around the world to become a major generator of profit for the company in the years to come.

We look forward to 2005 with high expectations. At the time of writing business is going well, bookings are 7% ahead of last year and we have the added upside from the forthcoming opening of the Caruso hotel in Italy and profits from our recent acquisitions elsewhere.

Simon M. C. Sherwood
President

Chief Financial Officer’s report

EBITDA in 2004 was up 22% to $79 million from $64.9 million (excluding the gain on sale of a hotel in 2003). Depreciation increased by $3.1 million primarily due to acquisitions, capital expenditure and partly the weaker dollar.

We continue to enjoy the benefit of a low effective tax rate (16% in 2004) due in large part to the company being incorporated in Bermuda so the flow-through from EBITDA to bottom line earnings is particularly efficient. Net earnings for the year increased by 46% from $19.4 million in 2003 (excluding the gain on sale of a hotel) to $28.2 million. Cash flow from operations improved 60% from $33 million to $53 million.

During the year, the company invested $35 million in acquisitions, which included the purchase of El Encanto in Santa Barbara ($26 million) and an investment in Afloat in France ($3 million). A further $65 million was spent on capital expenditure to existing properties (including approximately $15 million of maintenance capital expenditure). The major works during the year were the continued renovation of the Hotel Caruso, the addition of rooms and new facilities at Maroma Resort and Spa, a new spa at the Cipriani, completion of the refurbishment of Bora Bora Lagoon Resort & Spa and the addition of new rooms and improved facilities at La Residencia.

To fund this program, the company drew down debt of $110 million versus principal repayments of $55 million. After paying dividends of $3 million, net cash flow for the year was a surplus of $5 million, resulting in a cash balance of $86 million at December 31, 2004.

Total debt at year end was $584 million of which $303 million was in euros, $218 million in U.S. dollars and the balance in other currencies. All the debt is senior secured mortgage finance. We find that the unique properties we have in our portfolio are attractive security to the banks allowing them to offer us very competitive rates and terms. Our average cost of debt was 4.1% at December 31, 2004.

The company has been very active so far in 2005. On February 8 we added the Grand Hotel Europe in St Petersburg to our collection of hotels. This will result in a total investment of around $125 million once our program of refurbishment and investment is complete. $65 million of finance has been provided by a syndicate of banks led by the International Finance Corporation, a subsidiary of the World Bank, which has extensive lending experience in Russia.

We have also made much progress with our property development on St Martin and have obtained attractive finance. The terms of this financing is such that the company will provide its equity participation by way of the land and not cash. The loan will be repaid as stage payments are received from the purchasers of condominiums and villas with a proportion of these proceeds going to the bank and the balance to the company. This should further enhance the cash flow return of the project.

With all of this activity in the last 12 months (particularly the Grand Hotel Europe) and other acquisitions and investments that we have under consideration, we decided to raise additional funds through the sale of equity. In March 2005 the company sold 5.05 million shares at $25.54 per share. Sea Containers (our largest shareholder) also took the opportunity to sell 4.5 million shares reducing its shareholding from 42% down to 25%. This has helped alleviate any perceived overhang related to its position and has also greatly increased the company’s free float (excluding Sea Containers’ shareholding) from 20 million shares to 30 million shares.

James G. Struthers
Vice President – Finance and Chief Financial Officer

Statement under U.S. Private Securities Litigation Reform Act of 1995

This report contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings growth, investment plans and similar matters that are not historical facts. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the report, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, realization of bookings and reservations as actual revenue, inability to sustain price increases or to reduce costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed capital expenditures and acquisitions, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions, and legislative, regulatory and political developments. Further information regarding these and other factors is included in the filings by the company and Sea Containers Ltd. with the U.S. Securities and Exchange Commission.

Summary of earnings by operating unit and region (unaudited)

The revenue and segment net earnings before interest, tax (including tax on earnings from unconsolidated companies), depreciation, amortization and gain on hotel asset sale (“segment EBITDA”) for the years ended 2004, 2003 and 2002 are analyzed as follows:

	Year ended December 31,	2004	2003	2002
		$m	$m	$m
	Revenue and earnings from unconsolidated companies:
Owned hotels	• Europe	116.1	115.9	99.9
	• North America	75.4	66.6	58.8
	• Rest of the World	79.6	63.0	54.8
	Hotel management interests	14.9	13.5	12.4
	Restaurants	20.5	17.6	18.1
	Tourist trains and cruises	62.5	48.7	45.3
	Gain on sale of Quinta do Lago	—	4.2	—
	Total	369.0	329.5	289.3

	Segment EBITDA:
Owned hotels	• Europe	29.9	32.8	29.2
	• North America	15.0	11.1	11.1
	• Rest of the world	18.0	11.1	12.7
	Hotel management interests	14.9	13.5	12.4
	Restaurants	3.9	2.6	3.8
	Tourist trains and cruises	13.0	6.0	8.3
	Central overheads	(15.7)	(12.2)	(10.5)
	Total segment EBITDA	79.0	64.9	67.0

The foregoing segment EBITDA reconciles to net earnings as follows:

Year ended December 31,	2004	2003	2002
	$m	$m	$m
Segment net earnings	28.2	23.7	25.2
Add:
Depreciation and amortization	28.4	25.3	19.5
Net finance costs	17.2	17.2	18.4
Provision for income taxes	2.6	1.0	2.3
Share of provision for income taxes of unconsolidated companies	2.6	2.0	1.6
Less:
Gain on sale of hotel	—	(4.3)	—
Segment EBITDA	79.0	64.9	67.0

Management evaluates the operating performance of the Company’s segments on the basis of segment EBITDA and believes that segment EBITDA is a useful measure of operating performance because segment EBITDA is not affected by non-operating factors such as leverage and the historic cost of assets. EBITDA is a financial measure commonly used in the Company’s industry. Our segment EBITDA, however, may not be comparable in all instances to EBITDA as disclosed by other companies.

Segment EBITDA should not be considered as an alternative to earnings from operations or net earnings (as determined in accordance with U.S. generally accepted accounting principles) as a measure of the Company’s operating performance, or as an alternative to net cash provided by operating, investing and financing activities (as determined in accordance with U.S. generally accepted accounting principles) as a measure of our ability to meet cash needs.